Exhibit (j)(2)

[HOLTZ RUBENTSTEIN REMINICK LOGO]	New York City: 1430 Broadway, New York, NY 10018-3308 Tel: 212.697.6900 Fax: 212.490.1412 www.hrrllp.com
Long Island: 125 Baylis Road, Melville, NY 11747-3823 Tel: 631.752.7400 Fax: 631.752.1742

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners of

BMO Partners Fund, L.P.:

We consent to the use of this Registration Statement on N-1A of our report dated February 18, 2009, relating to the financial statements and financial highlights of the BMO Partners Fund, L.P., appearing in Section 7G of the Statement of Additional Information supplementing the Prospectus.

/s/ Holtz Rubenstein Reminick LLP

New York, New York
November 18, 2009